Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

DARKPULSE, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, issuable pursuant to an equity line	(1)	Other	68,000,000	$0.0081	$550,800.00	0.0001381	$76.06

Total Offering Amounts:							$550,800.00		76.06
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$76.06

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock of DarkPulse, Inc. (the “Registrant”) that may become issuable as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common Stock.

Represents shares of the Registrant’s Common Stock issuable pursuant to the EFA (as defined in the Registration Statement). Such shares will be issued to the Selling Security Holder named in this Registration Statement upon purchase.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $0.00815, based on the average of the high sales price ($0.0090) and the low sales price ($0.0073) for the Registrant’s Common Stock as reported by the OTC Markets on June 11, 2026.